UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2015

EXTERRAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 33666	74-3204509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16666 Northchase Drive
Houston, Texas 77060
(Address of principal executive offices) (Zip Code)

(281) 836-7000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

First Amendment to Senior Secured Credit Agreement

On September 11, 2015, Exterran Holdings, Inc. (“we,” “us” or “our”), as Borrower, entered into the First Amendment to Senior Secured Credit Agreement (the “Credit Agreement Amendment”) with Wells Fargo Bank, National Association, as Administrative Agent and the lenders party thereto.  The Credit Agreement Amendment amends the Senior Secured Credit Agreement, dated as of July 8, 2011 (the “Credit Agreement”), among us, Wells Fargo Bank, National Association, as Administrative Agent, the other agents named therein and the lenders from time to time party thereto.

Pursuant to the Credit Agreement Amendment, the maturity date of the loans made by certain of our lenders (the “Consenting Lenders”) was extended from July 8, 2016 to July 8, 2017, representing a one-year extension of the availability period under the Credit Agreement.  The commitments of the Consenting Lenders total approximately $780.4 million.  The maturity date of the loans made by lenders that are not Consenting Lenders will remain July 8, 2016, which was the original maturity date under the Credit Agreement.  The commitments of these lenders total approximately $119.6 million.  As a result of these amendments, the Credit Agreement provides for a $900 million revolving credit facility that will be available until July 8, 2016 and a revolving credit facility of approximately $780.4 million that will be available from July 8, 2016 to July 8, 2017.  In addition, the Credit Agreement Amendment provides for certain other amendments to the Credit Agreement. As of June 30, 2015, we had $356.5 million in outstanding borrowings and $94.4 million in outstanding letters of credit under our revolving credit facility. At June 30, 2015, taking into account guarantees through letters of credit, we had undrawn and available capacity of $449.1 million under the revolving credit facility.

On November 17, 2014, we announced that our board of directors had authorized management to pursue a plan to separate our international contract operations, international aftermarket services and global fabrication businesses into an independent, publicly traded company (the “Spin-off”).  As previously announced, in preparation for the Spin-off, we entered into a Credit Agreement, dated as of July 10, 2015 (the “RemainCo Credit Agreement”), with Archrock Services, L.P., a Delaware limited partnership, as borrower, Wells Fargo Bank, National Association, as administrative agent, and various financial institutions as lenders.  Availability under the facility evidenced by the RemainCo Credit Agreement is subject to the satisfaction of certain conditions precedent, including the payoff and termination of the Credit Agreement. As a result, we intend to repay all amounts outstanding under the Credit Agreement and terminate the Credit Agreement upon completion of the Spin-off, which we remain committed to closing as market conditions allow.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1

Senior Secured Credit Agreement, dated as of July 8, 2011, by and among Exterran Holdings, Inc., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the other agents named therein and the lenders signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 14, 2011 (portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text) and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment).

Exhibit 10.14*

First Amendment to Senior Secured Credit Agreement, dated as of September 11, 2015, by and among Exterran Holdings, Inc., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.

	By:	/s/ Jon C. Biro
Jon C. Biro
Date: September 17, 2015		Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1

Senior Secured Credit Agreement, dated as of July 8, 2011, by and among Exterran Holdings, Inc., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the other agents named therein and the lenders signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 14, 2011 (portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text) and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment).

Exhibit 10.14*

First Amendment to Senior Secured Credit Agreement, dated as of September 11, 2015, by and among Exterran Holdings, Inc., as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto.

* Filed herewith